Exhibit 99.1

SAIC Announces Second Quarter of Fiscal Year 2023 Results

•Net bookings of $2.1 billion resulting in a book-to-bill of 1.1x in the quarter and 1.0x TTM
•Revenues of $1.83 billion, approximately flat with prior year
•Diluted earnings per share: $1.30; Adjusted diluted earnings per share(1): $1.75
•Company increases revenue and adjusted diluted EPS(1) guidance for fiscal year 2023

RESTON, VA, September 1, 2022—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the second quarter ended July 29, 2022.

“I am proud of the results we delivered in the quarter and fiscal year to date which contribute to our improved outlook for the year,” said SAIC CEO Nazzic Keene. “The investments we have made to build differentiated solutions in the areas of Secure Cloud and Systems Integration position us well to gain share in a growing market. Our focus remains on converting a strong pipeline of opportunities into sustained, profitable growth and increased value for our shareholders.”

Second Quarter of Fiscal Year 2023: Summary Operating Results

	Three Months Ended				Six Months Ended
	July 29, 2022	Percent change		July 30, 2021	July 29, 2022	Percent change		July 30, 2021
	(in millions, except per share amounts)
Revenues	$1,831	—%		$1,836	$3,827	3%		$3,714
Operating income	125	(6)%		133	250	(5)%		263
Operating income as a percentage of revenues	6.8%	-40	bps	7.2%	6.5%	-60	bps	7.1%
Adjusted operating income(1)	125	(15)%		147	259	(10)%		287
Adjusted operating income as a percentage of revenues	6.8%	-120	bps	8.0%	6.8%	-90	bps	7.7%
Net income attributable to common stockholders	73	(11)%		82	146	(10)%		163
EBITDA(1)	166	(3)%		171	330	(5)%		346
EBITDA as a percentage of revenues	9.1%	-20	bps	9.3%	8.6%	-70	bps	9.3%
Adjusted EBITDA(1)	166	(10)%		185	339	(8)%		369
Adjusted EBITDA as a percentage of revenues	9.1%	-100	bps	10.1%	8.9%	-100	bps	9.9%
Diluted earnings per share	$1.30	(8)%		$1.41	$2.59	(7)%		$2.79
Adjusted diluted earnings per share(1)	$1.75	(11)%		$1.97	$3.62	(8)%		$3.92
Net cash provided by operating activities	$141	53%		$92	$259	(8)%		$281
Free cash flow(1)	$74	(13)%		$85	$187	(25)%		$249

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Second Quarter Summary Results
Revenues for the quarter decreased $5 million compared to the same period in the prior year primarily due to contract completions, one fewer working day compared to the prior year period, lower net favorable changes in contract estimates, and higher accelerated amortization on certain off-market liability contracts during the prior year period, partially offset by ramp up on new and existing contracts and the acquisition of Halfaker (approximately $30 million). Adjusting for the impact of acquired and divested revenues, revenues contracted 1.8%.
Operating income as a percentage of revenues decreased from the comparable prior year period primarily due to lower net favorable changes in contract estimates, higher accelerated amortization on certain off-market liability contracts during the prior year period, and higher indirect costs in the current year period, partially offset by lower acquisition and integration costs and higher benefit from net favorable settlement of prior indirect rate years in the current year period.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 9.1% from 10.1% for the same period in the prior year primarily due to lower net favorable changes in contract estimates, higher revenue resulting from accelerated amortization on certain off-market liability contracts during the prior year period, and higher indirect costs in the current year period, partially offset by higher benefit from net favorable settlement of prior indirect rate years in the current year period.
Diluted earnings per share for the quarter was $1.30 compared to $1.41 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.75 compared to $1.97 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 55.9 million from 58.4 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter were $141 million, an increase of $49 million compared to the prior year quarter, primarily due to higher cash provided by the MARPA Facility, partially offset by timing of customer collections.
Free cash flow(1) for the second quarter decreased by $11 million from the prior year quarter to $74 million, primarily due to timing of customer collections.
During the quarter, SAIC deployed $89 million of capital, consisting of $62 million of plan share repurchases, $20 million in cash dividends, and $7 million of capital expenditures.
Debt Refinancing
During the quarter, SAIC executed a successful refinancing of its Credit Agreement, consolidating some existing loans into an upsized $1.23 billion 5-year Term Facility maturing June 2027 and increasing the Revolving Credit Commitment from $400 million to $1.0 billion. The refinancing reduced the applicable interest rate margins under the Term Facility to a range from 0.75% to 1.75% per annum for SOFR loans, resulting in initial interest savings of 0.50%. Incremental proceeds of $400 million of were used to repay a portion of the higher interest rate Term Loan B Facility due October 2025. The transaction was recognized by Bloomberg for the inclusion of three minority-owned banks that joined SAIC’s syndicated bank group and committed capital to the refinancing.
Quarterly Dividend Declared
As previously announced, subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on October 28, 2022 to stockholders of record on October 14, 2022. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $2.1 billion, which reflects a book-to-bill ratio of 1.1 and a trailing twelve months book-to-bill ratio of 1.0. SAIC’s estimated backlog at the end of the quarter was approximately $24.3 billion. Of the total backlog amount, approximately $3.6 billion was funded.
Notable New Business Awards:
Air Force Air Operations Center: SAIC was awarded a $319 million Falconer Air Operations Center (AOC) Weapon System Sustainment contract by the U.S. Air Force. The Falconer program assists Air Force component commanders in planning, directing, and assessing air, space, and cyberspace operations. The AOC ingests, analyzes, and disseminates command, control, and intelligence data to support operations.
U.S. Army Forces Command G-2 Intelligence: SAIC has been awarded a $200 million single-award task order by the U.S. Army to conduct research, analysis, and assessments for the Forces Command (FORSCOM) G-2-Intelligence, Intelligence Warfighting Function (IWF). Under this task order, SAIC will develop and provide valuable training and recommend readiness procedures to increase the timeliness and accuracy of intelligence, weather and security for the warfighter and mission commanders.
U.S. Navy: SAIC was awarded a $163 million contract by the U.S. Navy to support design, development, integration, modernization, sustainment and life cycle support to shore networks, network components and network service solutions for the Naval Information Warfare Center (NIWC) Pacific Shore Networks Branch located in San Diego, CA. Under the contract, SAIC will maintain Naval Enterprise Networks for all shore based U.S. Navy commands and personnel critical to the Navy’s day-to-day operations, as well as supporting command and control of U.S. Navy units deployed by operational commanders.
Notable Recompete Awards:
U.S. Department of State: SAIC was awarded a contract extension, valued at $104 million, to continue providing engineering and design services, security, and operation and maintenance services for critical IT infrastructure.
Notable Space and Intelligence Community Awards:
U.S. Space and Intelligence Community: SAIC was awarded approximately $400 million of contract awards by space and intelligence community organizations which excludes the AOC Falconer program mentioned previously. These awards represent a combination of new business and recompetes.
Other Notable News
SAIC Publishes 3rd Annual Corporate Responsibility Report: SAIC has published its 3rd annual Corporate Responsibility Report, highlighting the Company’s ongoing commitment to improving our world, communities and people’s lives. The report features continued progress in areas such as reducing energy consumption and greenhouse gas emissions, elevating the Company’s commitment to leadership and workforce diversity, expanding workplace flexibility, and focusing philanthropy in three areas important to the Company: military heroes; community wellness; and science, technology, engineering and mathematics (STEM) efforts. Similar to previous reports, the current publication is accompanied by SAIC’s response to the Global Reporting Index (GRI). Reflecting the Company’s continued progress, this year’s response is expanded to include the Company’s first Taskforce on Climate-related Financial Disclosure (TCFD) report as well as an ESG Reporting Framework and Standards Index, which has been prepared in accordance with the GRI, the Sustainability Accounting Standards Board (SASB), and the United Nations Sustainable Development Goals (UN SDGs).
SAIC Ranked #1 in Gartner Market Share: Gartner’s new Market Share report on IT services ranked SAIC as the #1 provider by revenue of IT services to the U.S. government in two categories: application managed services and infrastructure implementation and managed services. This is the second consecutive year the Company was ranked #1 for application managed services. Additionally Gartner’s report also ranked SAIC as the #2 provider of application implementation and managed services, and for the second year in a row #3 for technology consulting, and the #3 overall IT services provider by revenue in all segments for the U.S. government.
SAIC Donated $100,000 to Fund Alabama A&M University Scholarship: SAIC has made a $100,000 scholarship donation in partnership with Alabama A&M University. This year’s donation will finance the education of two incoming freshmen pursuing a career in the historically Black university’s College of Engineering, Technology and Physical Sciences in Huntsville, Alabama. This is the first year SAIC has worked alongside Alabama A&M to provide opportunities for passionate and driven students to pursue opportunities through the College of Engineering,

Technology and Physical Sciences (CETPS) and the AAMU-RISE Foundation, which facilitates research and development efforts with the school, industry and government partners.
Koverse, an SAIC Company, Introduces Zero Trust Data Platform: Koverse, Inc., an SAIC company, announced availability of Koverse Data Platform (KDP) 4.0, a security-first data platform that introduces attribute-based access controls (ABAC) to enforce Zero Trust for data, allowing customers to safely work with complex and sensitive information to power the most demanding analytics, data science, and AI use cases. KDP 4.0 creates an incredibly flexible, unified security model across data at the dataset and record level, increasing the value and utilization of all data within an organization, particularly of mixed sensitivities, by delivering fine-grained control to ensure authorized use.

Fiscal Year 2023 Guidance
The table below summarizes fiscal year 2023 guidance and represents our views as of September 1, 2022.

	Current Fiscal Year	Prior Fiscal Year
	2023 Guidance	2023 Guidance
Revenue	$7.50 billion to $7.55 billion	$7.43 billion to $7.55 billion
Adjusted EBITDA Margin(1)	Approximately 8.9%	Approximately 8.9%
Adjusted Diluted EPS(1)	$7.00 to $7.20	$6.90 to $7.20
Free Cash Flow(1)	$500 million to $530 million	$500 million to $530 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on September 1, 2022. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are approximately 26,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition, integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
	(in millions, except per share amounts)
Revenues	$1,831	$1,836	$3,827	$3,714
Cost of revenues	1,612	1,604	3,382	3,265
Selling, general and administrative expenses	93	85	185	165
Acquisition and integration costs	1	14	10	24
Other operating income	—	—	—	(3)
Operating income	125	133	250	263
Interest expense	30	26	57	53
Other (income) expense, net	—	(1)	3	(3)
Income before income taxes	95	108	190	213
Provision for income taxes	(21)	(26)	(42)	(49)
Net income	$74	$82	$148	$164
Net income attributable to non-controlling interest	1	—	2	1
Net income attributable to common stockholders	$73	$82	$146	$163
Weighted-average number of shares outstanding:
Basic	55.6	57.9	55.9	58.0
Diluted	55.9	58.4	56.3	58.5
Earnings per share:
Basic	$1.31	$1.42	$2.61	$2.81
Diluted	$1.30	$1.41	$2.59	$2.79

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 29, 2022	January 28, 2022
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$99	$106
Receivables, net	1,036	1,015
Inventory, prepaid expenses and other current assets	135	142
Total current assets	1,270	1,263
Goodwill	2,911	2,913
Intangible assets, net	1,069	1,132
Property, plant, and equipment, net	95	100
Operating lease right of use assets	173	209
Other assets	136	129
Total assets	$5,654	$5,746
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$853	$840
Accrued payroll and employee benefits	337	364
Long-term debt, current portion	—	148
Total current liabilities	1,190	1,352
Long-term debt, net of current portion	2,462	2,370
Operating lease liabilities	162	192
Other long-term liabilities	187	203
Equity:
Total common stockholders' equity	1,643	1,619
Non-controlling interest	10	10
Total stockholders' equity	1,653	1,629
Total liabilities and stockholders' equity	$5,654	$5,746

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
	(in millions)
Cash flows from operating activities:
Net income	$74	$82	$148	$164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40	37	81	79
Amortization of off-market customer contracts	(4)	(13)	(6)	(17)
Amortization of debt issuance costs	4	2	6	4
Deferred income taxes	(24)	11	(22)	31
Stock-based compensation expense	12	14	23	24
Loss (gain) on divestitures	—	1	—	(2)
Impairment of assets	—	3	—	10
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables	68	(19)	(21)	(80)
Inventory, prepaid expenses and other current assets	(4)	15	7	10
Other assets	2	(4)	5	(8)
Accounts payable and accrued liabilities	(11)	(2)	29	42
Accrued payroll and employee benefits	(58)	(37)	(27)	20
Income taxes payable	37	—	36	—
Operating lease assets and liabilities, net	4	(2)	—	3
Other long-term liabilities	1	4	—	1
Net cash provided by operating activities	141	92	259	281
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(7)	(7)	(12)	(17)
Purchases of marketable securities	(2)	(1)	(4)	(3)
Sales of marketable securities	1	1	2	2
Cash paid for acquisitions, net of cash acquired	—	(244)	—	(244)
Proceeds from divestitures	—	—	—	8
Other	(3)	(1)	(3)	(2)
Net cash used in investing activities	(11)	(252)	(17)	(256)
Cash flows from financing activities:
Dividend payments to stockholders	(20)	(22)	(42)	(44)
Principal payments on borrowings	(516)	(22)	(575)	(61)
Issuances of stock	4	4	8	8
Stock repurchased and retired or withheld for taxes on equity awards	(64)	(38)	(148)	(91)
Proceeds from borrowings	515	100	515	116
Debt issuance costs	(5)	—	(5)	—
Distributions to non-controlling interest	(1)	—	(2)	(1)
Net cash (used in) provided by financing activities	(87)	22	(249)	(73)
Net increase (decrease) in cash, cash equivalents and restricted cash	43	(138)	(7)	(48)
Cash, cash equivalents and restricted cash at beginning of period	65	280	115	190
Cash, cash equivalents and restricted cash at end of period	$108	$142	$108	$142

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	July 29, 2022	April 29, 2022	January 28, 2022
	(in millions)
Funded backlog	$3,630	$3,218	$3,491
Negotiated unfunded backlog	20,695	$20,894	20,601
Total backlog	$24,325	$24,112	$24,092
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Six Months Ended
	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
	(in millions)
Net income	$74	$82	$148	$164
Interest expense and loss on sale of receivables	31	26	59	54
Provision for income taxes	21	26	42	49
Depreciation and amortization	40	37	81	79
EBITDA(1)	166	171	330	346
EBITDA as a percentage of revenues	9.1%	9.3%	8.6%	9.3%
Acquisition and integration costs	1	14	10	24
Restructuring costs	2	—	2	—
Depreciation included in acquisition and integration costs	—	—	—	(1)
Recovery of acquisition and integration costs and restructuring costs	(3)	—	(3)	—
Adjusted EBITDA(1)	$166	$185	$339	$369
Adjusted EBITDA as a percentage of revenues	9.1%	10.1%	8.9%	9.9%

Operating income	$125	$133	$250	$263
Operating income as a percentage of revenues	6.8%	7.2%	6.5%	7.1%
Acquisition and integration costs	1	14	10	24
Restructuring costs	2	—	2	—
Recovery of acquisition and integration costs and restructuring costs	(3)	—	(3)	—
Adjusted operating income(1)	$125	$147	$259	$287
Adjusted operating income as a percentage of revenues	6.8%	8.0%	6.8%	7.7%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Halfaker, Koverse, and Unisys Federal. The recovery of acquisition and integration costs and restructuring costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Six Months Ended
	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
Diluted earnings per share	$1.30	$1.41	$2.59	$2.79

Acquisition and integration costs and restructuring and impairment costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	—	0.24	0.16	0.41
Tax effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	—	(0.05)	(0.03)	(0.08)
Net effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	—	0.19	0.13	0.33

Amortization of intangible assets, divided by diluted WASO	0.57	0.49	1.15	1.04
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.12)	(0.12)	(0.25)	(0.24)
Net effect of amortization of intangible assets, divided by diluted WASO	0.45	0.37	0.90	0.80

Adjusted diluted earnings per share(1)	$1.75	$1.97	$3.62	$3.92
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Halfaker, Koverse, and Unisys Federal. The acquisition and integration costs and restructuring and impairment costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Six Months Ended
	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
	(in millions)
Net cash provided by operating activities	$141	$92	$259	$281
Expenditures for property, plant, and equipment	(7)	(7)	(12)	(17)
Cash used (provided) by MARPA Facility	(60)	—	(60)	(15)
Free cash flow(1)	$74	$85	$187	$249

FY23 Guidance
(in millions)
Net cash provided by operating activities	$535 to $565
Expenditures for property, plant, and equipment	Approximately $35
Free cash flow(1)	$500 to $530
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.